Exhibit 3.131

ARTICLES OF INCORPORATION
OF
HOLIDAY ACQUISITION COMPANY, INC.

The undersigned incorporator, being a natural person of the age of eighteen years or more, hereby establishes a corporation pursuant to the statutes of the State of Colorado and adopts, the following Articles of Incorporation.

ARTICLE I

NAME

The name of the Corporation is Holiday Acquisition Company, Inc.

ARTICLE II

CAPITAL STOCK

1.  Authorized Stock.  The Corporation shall have authority to issue a total of 1,000 shares, which shall consist of one class only, designated “common stock.”  Each of such shares shall have a par value of $0.001 per share.

2.  Voting.  Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the Corporation and entitled to vote.  Cumulative voting shall not be allowed in the election of directors of the Corporation.

3.  Quorum.  At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

4.  Liquidation.  The Board of Directors may from time to time distribute to the shareholders in partial liquidation, a portion of the asset5s, in cash or property, subject to the limitations contained ion the statutes of Colorado.

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered office of the Corporation shall be 1675 Broadway, Suite 1200, in the City of Denver, 80202, County of Denver.  The name of its initial registered agent at such address shall be The Corporation Company.

ARTICLE IV

INITIAL PRINCIPAL OFFICE

The address of the initial principal office of the Corporation shall be 6200 S. Syracuse Way, #200, Greenwood Village, CO 80111.

ARTICLE V

DIRECTOR LIABILITY

To the fullest extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify any person and his estate and personal representative against all liability and expense incurred by reason of the person being or having been a director or officer oft eh Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Business Corporation Act, as in effect at any time.  The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, contract, resolution of the shareholders or directors, or otherwise, so long as such provision is legally permissible.

ARTICLE VII

NAME AND ADDRESS OF INCORPORATOR

The name and address of the incorporator are as follows:

Name	Address

Payam Roshandel	370 17th Street, Suite 5200 Denver, CO 80202

ARTICLE VIII

NAME AND ADDRESS OF FILER

The name and mailing address of the individuals who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice of filing if this document is refused, is:

Name	Address

Payam Roshandel	370 17th Street, Suite 5200 Denver, CO 80202

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the laws of the State of Colorado, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 31st day of March, 2011.

Payam Roshandel, Sole Incorporator